AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (the “Agreement”), dated as of July 30, 2013 (the “Agreement Date”), is by and between WORLD SURVEILLANCE GROUP INC. (the “Company”) and GLENN D. ESTRELLA (the “Executive”).

Introduction

WHEREAS, the Company and the Executive entered into a Confidential Employment Agreement dated June 23, 2010 (the “Effective Date”) and an Amended and Restated Employment Agreement on December 27, 2010 (the “Prior Agreement”);

WHEREAS, the Company and the Executive want to hereby amend and restate in full the Prior Agreement and the Company desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to be employed by the Company on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Employment. Pursuant to the terms and conditions herein, the Company shall employ the Executive from the Effective Date and during the Term (as defined below) hereof. The term of this Agreement shall extend from the Effective Date until June 22, 2013 (the “Initial Term”), provided, however, that the Agreement shall be extended for successive one year terms thereafter unless a party notifies the other in writing within thirty (30) days prior to the end of either the Initial Term or any successive one year renewal term that the Agreement is not being renewed or unless terminated earlier pursuant to the terms hereof (the Initial Term and each successive one year renewal term being collectively known as the “Term”).

2.          Duties. The Executive will serve as the President and Chief Executive Officer of the Company and shall have such duties of an executive nature as the Board of Directors of the Company (the “Board”) shall determine from time to time. The Executive will also serve as a member of the Company’s Board of Directors and in such positions with the Company’s subsidiaries as the Board shall determine from time to time. The Executive will be based in the Company’s offices in Kennedy Space Center, Florida.

3.          Full Time; Best Efforts. The Executive shall use the Executive’s best efforts to promote the interests of the Company and its affiliated companies and shall devote the Executive’s full business time and efforts to their business and affairs. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

4.           Compensation and Benefits. During the Term of Executive’s employment with the Company under this Agreement, the Executive shall be entitled to compensation and benefits as follows:

(a)          Base Salary. The Executive will receive a salary at the rate of $250,000 annually (the “Base Salary”), payable in accordance with the Company’s normal payroll practices and subject to applicable taxes and withholding. The Executive’s Base Salary may from time to time be increased, but not decreased, by the Board. The Executive may at any time elect to take a portion of the amounts owed as Base Salary as common stock, par value $0.00001 per share, of the Company (the “Common Stock”)..

(b)          Bonus. The Executive will be eligible for an annual bonus for each fiscal year at the discretion of the Board (the “Bonus”). The Bonus for a particular fiscal year will be payable within 75 days of the end of such fiscal year. The payment of any Bonus shall be prorated for any partial fiscal year during the Term of this Agreement. The Board shall determine in good faith the amount of the Bonus, and such determination shall be binding and conclusive on the Executive.

(c)          Intentionally Omitted.

(d)          Stock Options. It is anticipated that, based on performance and at the discretion of the Board, option grants to purchase shares of Common Stock may be made approximately annually.

(e)          Benefits. In addition to the Base Salary and any Bonus, the Executive shall be entitled to receive fringe benefits that are generally available to the Company’s executive employees in accordance with the then existing terms and conditions of the Company’s policies, including medical insurance at the Company’s expense for Executive and his family.

(f)          Vacation. The Executive shall be entitled to twenty (20) business days of paid vacation per fiscal year in accordance with the Company’s vacation policies.

(g)          Business Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation.

(h)          Cell Phone. The Company shall reimburse the Executive for all reasonable expenses for the use of a cell phone in connection with the Executive’s employment with the Company.

(i)          Withholding. The Company will withhold from compensation payable to the Executive all applicable federal, state and local withholding taxes.

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(j)          Directors and Officers Insurance; Indemnity. The Company does not currently have Directors and Officers Liability Insurance, but the Company hereby agrees to purchase such insurance to cover all officers and directors when commercially practicable. To the fullest extent permitted by law, the Company will indemnify the Executive against, and will hold the Executive harmless from, and pay any expenses (including without limitation, all legal fees and court costs), judgments, fines, penalties, settlements, damages and other amounts arising out of or in connection with any act or omission of the Executive performed or made in good faith on behalf of the Company, regardless of negligence. The foregoing provisions will survive the Term of this Agreement and the termination of Executive’s employment with the Company for any reason whatsoever and regardless of fault.

5.           Confidentiality; Intellectual Property. The Executive agrees that during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter:

(a)          The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Executive’s duties for the Company, and except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive or any information known to the Executive before the Effective Date.

(b)          The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Executive’s duties for the Company.

(c)          Upon the Company’s request at any time and for any reason, the Executive shall immediately deliver to the Company, or destroy if directed by the Company, all materials (including all soft and hard copies) in the Executive’s possession which contain or relate to Confidential Information.

(d)          All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

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(e)          The Executive shall promptly disclose all Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the USA or any foreign country which the Company desires to file and relates to any Development. The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.

(f)          Attached hereto as Exhibit A is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by the Executive prior to the Executive performing services for the Company (collectively, the “Prior Inventions”) which (i) the Executive owns or has interest therein, (ii) relate to the business of the Company and (iii) are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of the Executive performing services for the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine and any and all enhancements and extensions thereof.

6.           Noncompetition; Nonsolicitation. The Executive agrees that:

(a)          during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter during the Noncompetition Period (as hereinafter defined), the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as the owner of less than 1% of the stock of a publicly traded company), partner, member or other owner or participant in any business entity other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is then engaging anywhere in the USA or the world where the Company does business.

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(b)          during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter during the Noncompetition Period, the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as the owner of less than 1% of the stock of a publicly traded company), partner, member or other owner or participant in any business entity, offer employment or any consulting arrangement to, hire, or otherwise interfere with the business relationship of the Company with, any person or entity who is, or was within the six month period immediately prior thereto, employed by, associated with or a consultant to the Company.

(c)          during the Executive’s employment with the Company, whether or not under this Agreement, and thereafter during the Noncompetition Period, the Executive will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as the owner of less than 1% of the stock of a publicly traded company), partner, member or other owner or participant in any business entity, solicit away from the Company or endeavor to entice away from the Company, or otherwise interfere with the business relationship of the Company with, any person or entity who is, or was within the six month period immediately prior thereto, a customer, dealer, distributor or client of, supplier, vendor or service provider to the Company.

(d)          As used herein, “Noncompetition Period” means 12 months from the date of the termination of Executive’s employment with the Company, provided, however, that such period shall only be 6 months if the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason.

7.           Remedies; Applicability to Affiliated Companies. Without limiting the remedies available to the Company, the Executive acknowledges that a breach of this Agreement, including any of the covenants contained in Sections 5 or 6 herein, could result in irreparable injury to the Company for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited herein or such other equitable relief as may be required to enforce specifically any of the provisions herein. The foregoing provisions and the provisions of Sections 5 and 6 herein shall survive the term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms. For purposes of Sections 5, 6 and 7 of this Agreement, the term “Company” shall include the Company, each of its affiliated companies, subsidiaries and parent company, as applicable, and their respective successors and assigns.

8.           Termination.

(a)          General. The Executive’s employment with the Company may be terminated at any time by the Company during the Term hereof with Cause or without Cause (which in the case of a termination without Cause shall be effective after at least thirty (30) days prior written notice thereof from the Company to the Executive), or in the event of the death or Disability of the Executive. The Executive’s employment with the Company may also be terminated by the Executive in accordance with the Good Reason Process (hereinafter defined) or after at least thirty (30) days prior written notice thereof from the Executive to the Company. Upon receipt of such notice, the Company may elect, in its discretion, to terminate the employment of Executive at any time following such notice; provided however that in the event the Company elects to terminate the Executive following notice, Executive’s Base Salary and benefits including any vesting of equity shall continue to be paid and accrued during the notice period.

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(b)          Definitions. As used herein, the following terms shall have the following meanings:

“Cause” means that the Executive has (i) willfully breached in any material respect any fiduciary duty or legal or contractual obligation to the Company or any of its affiliated companies, which breach in the case of a contractual obligation to the Company, if curable, is not cured within thirty (30) days after written notice to the Executive thereof, (ii) willfully failed to perform satisfactorily the Executive’s material job duties, which failure, if curable, is not cured within thirty (30) days after written notice to the Executive thereof, (iii) engaged in gross negligence, willful misconduct, fraud, embezzlement, or acts of dishonesty that has resulted in material injury to the Company or any of its affiliated companies, or (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of its affiliated companies or (B) any felony.

“Disability” means illness (mental or physical), which results in the Executive being unable to perform the Executive’s duties as an employee of the Company for a period of three (3) consecutive months, or an aggregate of six (6) months in any twelve (12) month period, as determined in the reasonable judgment of an independent physician mutually agreed upon by the Executive, or her personal representative (as the case may be), and the Company. Nothing in this Section 8(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. s.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. s.12101 et seq.

“Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties, (ii) any diminution in the Executive’s Base Salary, (iii) a material change in the geographic location at which the Executive is required to provide services to the Company (aside from work-related travel), or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”). Good Reason Process shall mean that (i)  the Executive notifies the Company in writing of her belief in the occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition, (ii)  the Company fails to fully cure the Good Reason Condition within 30 days following such notice (the “Cure Period”), and (iii) the Executive terminates employment within 60 days after the end of the Cure Period.

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(c)         Effects of Termination. If the Executive’s employment is terminated during the Term of this Agreement, the Company shall have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary, Bonus and expense reimbursement that had accrued, but had not yet been paid, and any vested benefits the Executive may have under any employee benefit plans, through the date of termination, (ii) payments for any accrued but unused vacation time in accordance with Company policy and (iii) if the Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of the death or Disability of the Executive, or as contemplated by Section 8(d) below), or by the Executive for Good Reason (A) continuation for a period of six (6) months (the “Severance Period”) of payments of Base Salary at the rate in effect at the date of termination, (B) a prorated portion of his annual Bonus for the year in which the termination occurs for performance through the date of the termination as determined in good faith by the Board, and (C) all health and dental benefits, including the cost of COBRA continuation coverage for Executive and his eligible dependents during the Severance Period, payable beginning on the first payroll day following the termination date.

(d)          Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company’s obligations to make payments to the Executive under Section 8(c)(iii) of this Agreement shall be subject to the following provisions and conditions:

(i)          General Release of Claims. The Company’s obligation to make payments under Section 8(c)(iii) of this Agreement shall be contingent upon the Executive executing a general release of claims in a customary and reasonable form.

(ii)         Consequences of Breach. If the Executive breaches the Executive’s obligations under Sections 5 or 6 of this Agreement, the Company may immediately cease all payments payable to the Executive under Section 8(c)(iii) of this Agreement. The cessation of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

(e)          Survival. The provisions of Sections 5 through 20 of this Agreement shall survive the Term of this Agreement and the termination of the Executive’s employment with the Company, and shall continue thereafter in full force and effect in accordance with their terms.

9.           Enforceability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

10.          Notices. Any notice, demand or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested, or otherwise actually delivered as follows: (a) if to the Executive: Glenn D. Estrella, 1608 Sheridan Drive, Wall Township, NJ 07753, (b) if to the Company: World Surveillance Group Inc., State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815 or mailing address: Mail Code: SWC, Kennedy Space Center, FL 32899, or (c) at such other address as may have been furnished by such person in writing to the other parties.

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11.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflict of law provisions. The Company and Executive hereby submit to the jurisdiction of the courts of the State of Florida and of the United States located in Brevard County of Florida and each agrees not to raise and waive any objection to or defense based on the venue of any such court or forum non conveniens.

12.         Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in the Agreement is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in the Agreement must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and Executive is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this Agreement or the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death). Any installment payments that are delayed pursuant to this Section 12 shall be accumulated and paid in a lump sum on the first day of the seventh month following Executive’s separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement.

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13.         Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by the Company and the Executive. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. The waiver of a breach of any provision of this Agreement shall not be construed as a waiver or a continuing waiver of the same or any subsequent breach of any provision of this Agreement. No delay or omission in exercising any right under this Agreement shall operate as a waiver of that or any other right.

14.         Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and permitted assigns, except that the rights and obligations of the Executive hereunder are personal and may not be assigned without the Company’s prior written consent. Without limiting the generality of the prior sentence, it is understood that the Company’s successors and assigns shall have the right to enforce Sections 5, 6 and 7 of this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement. Any assignment of this Agreement by the Company shall not constitute a termination of the Executive’s employment. Each affiliated company, subsidiary and parent company of the Company shall be an intended third party beneficiary of Sections 5, 6 and 7 of this Agreement.

15.         Entire Agreement. This Agreement constitutes the final and entire agreement of the parties with respect to the matters covered hereby and replaces and supersedes all other agreements and understandings, including the Prior Agreement, relating hereto and to the Executive’s employment.

16.         Counterparts. This Agreement may be executed in any number of counterparts, including counterpart signature pages or counterpart facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.         No Conflicting Agreements. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any confidentiality, noncompetition, nonsolicitation, employment, consulting or other agreement or restriction which could conflict with, or be violated by, the performance of the Executive’s duties to the Company or obligations under this Agreement.

18.         Review of Agreement. The Executive acknowledges that the Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) is voluntarily entering into this Agreement and (c) has not relied upon any representation or statement made by the Company (or its affiliates, equity holders, agents, representatives, employees or attorneys) with regard to the subject matter or effect of this Agreement. The Executive further acknowledges that the provisions in Sections 5, 6 and 7 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliated companies, and the Company would not have entered into this Agreement without the benefit of such provisions.

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19.         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank.]

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This Agreement has been executed and delivered as a sealed instrument as of the date first above written.

WORLD SURVEILLANCE GROUP INC.

By:	/s/ Wayne Jackson
Name: Wayne Jackson
Title: Chairman of the Compensation
Committee of the Board of Directors

EXECUTIVE

/s/ Glenn D. Estrella
Glenn D. Estrella

EXHIBIT A